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                                                                     Exhibit 8.2


                        [Letterhead of Gray, Plant, Mooty
                             Mooty & Bennett, P.A.]



                                January 26, 2005

Chronimed Inc.
10900 Red Circle Drive
Suite 300
Minnetonka, MN 55343-9176

      Re: Certain U.S. Federal Income Tax Consequences of Merger of Chronimed Acquisition Corp. with and into Chronimed Inc.

Ladies and Gentlemen:

      We have acted as counsel to you, Chronimed Inc. (the "Company"), in connection with the transaction (the "Merger") whereby Chronimed Acquisition Corp. ("Merger Sub"), a direct, wholly-owned subsidiary of MIM Corporation ("Parent"), will merge with and into the Company, pursuant to that certain Agreement and Plan of Merger dated as of August 9, 2004, by and among the Company, Parent, and Corvette Acquisition Corp., as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of January 3, 2005, by and among the Company, Parent, and Merger Sub (with such agreement and amendment collectively referred to as the "Agreement"). The Merger is described in the Registration Statement (the "Registration Statement") of the Company on Form S-4 filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Securities Act").

      In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, schedules, representations, and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the representation letters of the Company and Parent delivered to us for purposes of this opinion (the "Representation Letters"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

      In our examination of documents in connection with this opinion, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
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Chronimed Inc.
Page 2
January 26, 2005


      In rendering our opinion, we have also assumed, with your permission, that
(i) the Merger will be consummated in accordance with the Agreement and will be effective under applicable state laws, and that none of the material terms or conditions contained therein has been, or will be, waived or modified in any respect, (ii) the facts relating to the Merger as described in the Registration Statement (including the joint proxy statement/prospectus) and the documents described therein are true, correct and complete in all material respects, (iii) the statements concerning the Merger set forth in the Agreement are accurate and complete and will remain accurate and complete at all times up to and including the time at which the Merger becomes effective (the "Effective Time"), (iv) the representations made by the Company and the Parent in the Agreement and the Representation Letters are and will remain accurate and complete at all times up to and including the Effective Time, (v) any representation or statement made in the Agreement or Representation Letters "to the best of knowledge" or similarly qualified is correct without such qualification, and (vi) the parties to the Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement. Our opinion is expressly conditioned upon the accuracy, completeness, and truth of the facts and assumptions set forth herein, both initially and continuing as of the Effective Date, and, accordingly, cannot be relied upon if any such fact or assumption is, or later becomes, inaccurate.

      Based upon and subject to the foregoing, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

      Our opinion is based upon the Code as of the date hereof, and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

      The opinion set forth herein has no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinion set forth herein. Our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.
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Chronimed Inc.
Page 3
January 26, 2005


      This opinion letter is being delivered solely for your benefit in connection with the filing of the Registration Statement and to satisfy the condition under Section 8.1(e) of the Agreement. Except as explicitly provided herein, this opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

      We hereby consent to the filing of a copy of this opinion with the Registration Statement and to the reference to our firm contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ GRAY, PLANT, MOOTY,
                                    MOOTY & BENNETT, P.A.